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                                                                    Exhibit 99.1



CHEMTRAK RE-ACQUIRES MARKETING RIGHTS TO H. PYLORI TEST


SUNNYVALE, CA - September 25, 1997 -- ChemTrak, Inc. (NASDAQ: CMTR) announced today that it has re-acquired from Astra Merck, Inc. the rights to market HpChek(TM), ChemTrak's rapid whole blood Helicobacter Pylori test in the United States.

Astra Merck will pay ChemTrak a fee of $2.4 million to return marketing rights. Astra Merck also has the option to a non-exclusive license to distribute the product in the future.

"We made a difficult decision with HpChek(TM) given the strategic direction of our anti-secretory medication Prilosec(R) (Omeprazole)," said Diana M. Scott, Executive Director and GI Business Unit Leader for Astra Merck. "We know that many more prescriptions for Prilosec are written to treat gastroesophageal reflux disease (GERD) than H. Pylori associated ulcers. The decision reflects efforts to focus on the core business. Our confidence in the ability for HpChek(TM) to detect the H. Pylori antibodies remains high."

"While cancellation of the exclusive marketing agreement is disappointing, we are pleased that Astra Merck has the option of distributing HpChek(TM) at a later date through a non-exclusive licensing agreement," said Edward F. Covell, President and CEO of ChemTrak.

"We appreciate Astra Merck's expression of continued confidence in the product. Additionally, we are excited about the prospect of making the test more broadly available in the United States, and plan to pursue a multi-pronged strategy for introducing the brand into the marketplace. This provides us an excellent opportunity to have multiple companies marketing our product."

H. pylori is the bacterium that causes the majority of peptic ulcers, and is associated with stomach cancer if left untreated. It afflicts roughly 40% of the population in the U.S., and is even more prevalent overseas, particularly in Japan. It is found in roughly 90% of patients with peptic ulcers and 70% of patients with gastric ulcers.




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The market for H. pylori testing is very large; over eight million tests are done annually in the United States alone. HpChek(TM) is a rapid, one-step whole blood test that will indicate the presence or absence of H. pylori antibodies in minutes during a patient's visit to the physician's office. It is a quick, efficient and inexpensive alternative to an endoscopy procedure, which is invasive and requires trained personnel to administer.

ChemTrak is a full-service personal medical diagnostics company that develops and manufactures reliable and easy-to-use medical testing systems. ChemTrak medical test kits are designed to screen and diagnose health conditions with accuracy comparable to physicians' office and laboratory instrumented tests.

Except for the historical information contained herein, this news release contains forward looking statements that involve risks and uncertainties. Actual results might differ materially from these statements due to risks and uncertainties, including determinations by the Food and Drug Administration, the impact of competitive products and pricing, the timely development and acceptance of new products, medical market conditions and other factors discussed in the Company's 1996 Form 10K.



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